EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PHELPS DODGE CORPORATION


     Under Section 807 of the Business Corporation Law

     I, Robert C. Swan, being the Vice President and Secretary of PHELPS DODGE CORPORATION, a corporation formed under the laws of the State of New York (the "Corporation"), to effect the amendment and restatement of the Restated Certificate of Incorporation of the Corporation, DO HEREBY CERTIFY as follows:

     1. The name of the Corporation is PHELPS DODGE CORPORATION. The name under which the Corporation was formed was Copper Queen Consolidated Mining Company.

     2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on August 10, 1885. A Restated Certificate of Incorporation was filed by such Department on June 16, 1987.

     3. The Restated Certificate of Incorporation, as amended to date, is hereby further amended as authorized by Section 801 of the Business Corporation Law (a) to delete as obsolete Paragraph A.1 of Article THIRD of the Restated Certificate of Incorporation, setting forth the number, designation, relative rights, preferences and limitations of the $12.00 Convertible Exchangeable Preference Shares (all shares of such series having been purchased, redeemed or converted by the Corporation and subsequently cancelled), (b) to delete as obsolete references to the $12.00 Convertible Exchangeable Preference Shares contained in Paragraph A.2 of Article THIRD of the Restated Certificate of Incorporation, and
(c) to renumber Paragraph A.2 of Article THIRD of the Restated Certificate of Incorporation as Paragraph A.1. The foregoing amendments are reflected by the deletion of Article THIRD of the Restated Certificate of Incorporation of the Corporation as now in force and effect and the addition of the new text constituting Article THIRD of the Restated Certificate of Incorporation of the Corporation, as set forth below.

     4. The text of the Restated Certificate of Incorporation of the Corporation, as amended and supplemented to date, and as further amended by the filing of this Restated Certificate of Incorporation, is hereby restated to read in full as follows:

                                    * * * * *

                          CERTIFICATE OF INCORPORATION

                                       OF

                            PHELPS DODGE CORPORATION


     FIRST: The name of the Corporation is Phelps Dodge Corporation.

     SECOND: The objects for which this Corporation is formed are to do any of the things herein set forth to the same extent as natural born persons might, and in any part of the world and as principal or agent, to wit: To conduct mining operations of all kinds; to explore for, develop and deal in, any natural resources of any kind; to purchase, take, hold, sell, convey, lease, explore, develop, improve or otherwise deal in mining, natural resources, land, town site, building, power, water and other properties of all forms; to mine, extract or otherwise develop minerals, ores, metals, oil and other substances of all kinds; to smelt, reduce and otherwise treat minerals, ores, metals, oil and other substances of all kinds; to sell the product of all the foregoing operations; to undertake and carry on any business and operations incidental to such dealings, exploration, development; mining and treatment.

     To apply for, purchase, or otherwise acquire, and to hold, own, use, operate and to sell, assign or to otherwise dispose of, to grant licenses in respect to or otherwise turn to account letters patent and any and all inventions, improvements and processes used in connection with or secured under letters patent of the United States or elsewhere, or otherwise.

     To build and construct houses, structures, engines, cars, machinery and other equipment, and mining and metallurgical facilities and plants, including plants for the handling, concentrating, smelting, reduction and treatment of minerals, ores, metals, oil and other substances of all kinds, and to operate the same.

     To conduct manufacturing operations of all kinds; to manufacture, purchase or otherwise acquire, hold, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, invest, trade and deal in goods, wares and merchandise and property of all classes and descriptions; to transact a general mercantile business.

     To act as the agent of others in disposing of their minerals, ores and metals of all kinds or other substances, and to make contracts with others with reference to handling, smelting, treating and disposing of their minerals, ores and metals of all kinds and other substances.

     The Corporation may purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and issue in exchange therefor its stock, bonds or other obligations.

     The Corporation may do everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinabove set forth, either alone or in association with other corporations, firms or individuals, and do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or powers, or any part thereof.

     THIRD: The total number of shares which the Corporation shall have authority to issue shall be two hundred six million (206,000,000), consisting of six million (6,000,000) Preferred Shares having a par value of one dollar ($1.00) per share and two hundred million (200,000,000) Common Shares having a par value of six dollars and twenty-five cents ($6.25) per share. The designations, relative rights, preferences and limitations of each class of shares of the Corporation shall be as follows:

          A. The Preferred Shares may be issued from time to time in one or more series, in such number, and with such distinctive serial designations and relative rights, preferences and limitations, as may be fixed by the Board of Directors. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Shares, to fix the number of shares included in such series and the designation, relative rights, preferences and limitations of such series and to file a certificate of amendment pursuant to Section 805 of the Business Corporation Law or any statute amendatory thereof or supplemental thereto, establishing or changing the number, designation and relative rights, preferences and limitations of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the laws of the State of New York, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Shares:

          (a) the distinctive designation or designations of such series and the number of shares constituting such series;

          (b) the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates form which dividends, if cumulative, shall accumulate, and the status of such shares as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;

          (c) the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding-up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding-up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences;

          (d) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

          (e) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

          (f) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

          (g) the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Shares or any other class of share ranking junior, either as to dividends or upon liquidation, to the shares of such series;

          (h) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

          (i) any other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series;

in each case, so far as not inconsistent with the provisions of this Certificate of Incorporation or the laws of the State of New York as then in effect. All Preferred Shares shall be identical and of equal rank except in respect to the particulars that may be fixed by the Board of Directors as provided above, and all shares of each series of Preferred Shares shall be identical and of equal rank except as to the times from which cumulative dividends, if any, thereon shall be cumulative. The number of authorized Preferred Shares may be increased or decreased by the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote thereon, without any requirement that such increase or decrease be approved by a class vote on the part of the holders of the Preferred Shares or any series thereof, or on the part of any other class of stock of the Corporation, except as may be otherwise required by the laws of the State of New York or provided in the certificate of amendment establishing the voting rights of any series of Preferred Shares. The Board of Directors may from time to time amend any of the provisions of any certificate of amendment establishing any series of Preferred Shares, subject to any class voting rights of the holders of such shares and subject to the requirements of the laws of the State of New York.

          A.1 Junior Participating Cumulative Preferred Shares

               The number, designation, relative rights, preferences and limitations of the Junior Participating Cumulative Preferred Shares are as follows:

               (1) DESIGNATION AND NUMBER OF SHARES. 400,000 of the Preferred Shares shall be, and be designated as, Junior Participating Cumulative Preferred Shares (hereinafter referred to as the "Junior Preferred Shares").

               (2) DIVIDENDS.

                    A. Subject to the provisions of subclauses B and D of this clause (2), holders of the Junior Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of March, June, September and December in each year (each such date, which is subject to change pursuant to the provisions of subclause D of this clause (2), being hereinafter referred to as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Junior Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $2.50 per share ($10.00 per annum), and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Junior Preferred Share. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 (or such number to which it may previously have been adjusted) in subclause (ii) of the preceding sentence shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                    B. Holders of the Junior Preferred Shares shall be entitled to receive such dividends in preference to and in priority over dividends upon the Common Shares and upon any other shares which are by their terms junior to the Junior Preferred Shares as to dividends. Junior Preferred Shares shall be junior as to dividends to any other Preferred Shares which are by their terms senior to the Junior Preferred Shares as to dividends, and if at any time the Corporation has failed to pay accrued dividends on any such other Preferred Shares at the time outstanding at the times such dividends are payable, the Corporation shall not declare or pay any dividends on the Junior Preferred Shares.

                    C. If at any time the Corporation has failed to pay accrued dividends on any Junior Preferred Shares at the time outstanding at the times such dividends are payable, the Corporation shall not

                         (i) declare or pay any dividend on the Common Shares or
                    make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of any Common Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in Common Shares),

                         (ii) purchase any Junior Preferred Shares (except for a
                    consideration payable in Common Shares), or

                         (iii) permit any corporation or other entity directly
                    or indirectly controlled by the Corporation to purchase any Common Shares or Junior Preferred Shares, unless, in the case of any such dividend, payment, distribution, purchase or redemption, all dividends accrued and payable but unpaid on the Junior Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof set aside for such payment.

                    D. The Corporation shall declare a dividend or distribution on the Junior Preferred Shares as provided in subclause A of this clause (2) immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.50 per share ($10.00 per annum) on the Junior Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may change any of the Quarterly Dividend Payment Dates to a different date to coincide with the payment date for a dividend or distribution on the Common Shares.

                    E. Dividends at the $10.00 minimum annual rate shall begin to accrue and be cumulative on outstanding Junior Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Junior Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Junior Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall accumulate but shall not bear interest. Dividends paid on the shares of Junior Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Junior Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 50 days prior to the date fixed for the payment thereof.

               (3) NO REDEMPTION. The Junior Preferred Shares shall not be redeemable.

               (4) LIQUIDATION.

                    A. The liquidation price of the Junior Preferred Shares, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be an amount per share equal to the greater of (i) $100 and (ii) an aggregate amount (subject to the provisions for adjustment hereinafter set forth) equal to 100 times the aggregate per share amount to be distributed to holders of Common Shares. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 (or such number to which it may previously have been adjusted) in subclause (ii) of the preceding sentence shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                    B. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Junior Preferred Shares (i) shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of any other Preferred Shares which are by their terms senior to the Junior Preferred Shares as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation shall have been paid in full and
               (ii) shall be entitled to receive the liquidation price of such shares held by them in preference to and in priority over any distributions upon the Common Shares and upon any other shares which are by their terms junior to the Junior Preferred Shares as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation. Upon payment in full of the liquidation price to which the holders of Junior Preferred Shares are entitled, the holders of Junior Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation price payable to the holders of Junior Preferred Shares, the holders of all such shares shall share pro rata on a share-by-share basis among all such shares at the time outstanding.

                    C. Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this clause
               (4).

               (5) CONVERTIBILITY. The Junior Preferred Shares shall not be convertible into any other securities of the Corporation.

               (6) OTHER SHARES. The Junior Preferred Shares do not restrict in any way the issuance of any additional shares (including additional Junior Preferred Shares) ranking on a parity with or prior to the Junior Preferred Shares either as to dividends or upon liquidation or any additional Common Shares or other shares that may be entitled to vote with the Junior Preferred Shares. Any Junior Preferred Shares which are acquired by the Corporation and subsequently cancelled by the Board of Directors shall have the status of authorized but unissued Preferred Shares, without designation as to series, subject to reissuance by the Board of Directors as Junior Preferred Shares or of any one or more series.

               (7) VOTING RIGHTS. The holders of Junior Preferred Shares shall have the following voting rights:

                    A. Subject to the provisions for adjustment hereinafter set forth, each Junior Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Corporation and the holders of Junior Preferred Shares and the holders of Common Shares shall vote together as one class on all such matters. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 in the preceding sentence (or such number to which it may previously have been adjusted) shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                    B. Except as otherwise provided herein or required by law, the holders of Junior Preferred Shares shall have no voting rights for taking any corporate action.

               (8) CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case (subject to the provision for adjustment hereinafter set forth) each Junior Preferred Share shall at the same time be similarly exchanged for or changed into 100 times the aggregate per share amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each Common Share is exchanged or changed. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 in the preceding sentence (or such number to which it may previously have been adjusted) shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

               (9) DEFINITION OF "COMMON SHARES". As used in this Paragraph A.1 of this Certificate of Incorporation, the term "Common Shares" shall mean the Common Shares of the Corporation having a par value of six dollars and twenty-five cents ($6.25) per share, as such shares may be changed through any subdivision, combination or consolidation thereof.

                    B. Except as otherwise provided by the laws of the State of
               New York or by any certificate of amendment filed pursuant to Paragraph A of this Article THIRD, setting forth the relative rights, preferences and limitations of any series of Preferred Shares, the entire voting power of the shares of the Corporation for the election of Directors and for all other purposes, as well as all other rights appertaining to shares of the Corporation, shall be vested exclusively in the Common Shares. Each Common Share shall have one vote upon all matters to be voted on by the holders of the Common Shares, and shall be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of any such Preferred Shares, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

                    C. No present or future holder of any shares of the
               Corporation, whether heretofore or hereafter issued, shall have any preemptive rights with respect to (a) any shares of the Corporation or (b) any other securities of the Corporation (including bonds and debentures) convertible into or carrying rights or options to purchase any shares of the Corporation.

     FOURTH: The office of the Corporation shall be located in the City of New York, County of New York, State of New York. CT Corporation System, 1633 Broadway, New York, New York 10019, is designated as the registered agent of the Corporation upon whom process in any action or proceeding against it may be served. The Secretary of State of the State of New York is also designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is: Phelps Dodge Corporation, c/o CT Corporation System, 1633 Broadway, New York, New York 10019.

     FIFTH: The duration of the Corporation shall be perpetual.

     SIXTH: The number of the Corporation's Directors shall not be less than nine nor more than twelve, provided that whenever the holders of any one or more series of Preferred Shares of the Corporation become entitled to elect one or more Directors to the Board of Directors in accordance with any applicable provisions of this Certificate of Incorporation, such maximum number of Directors shall be increased automatically by the number of Directors such holders are so entitled to elect. Such increase shall remain in effect until the right of such holders to elect such Director or Directors shall cease and until the Director or Directors elected by such holders shall no longer hold office. No Director may be removed without cause by shareholders of the Corporation.

     SEVENTH: The personal liability of the Directors of the Corporation for any breach of duty in such capacity is hereby eliminated and limited to the fullest extent permitted by Section 402(b) of the New York Business Corporation Law, as the same may be amended from time to time.

                                    * * * * *

     5. Pursuant to authority vested in the Board of Directors by the provisions of Article THIRD of the Restated Certificate of Incorporation of the Corporation and Section 807 of the Business Corporation Law, the amendments to the Corporation's Restated Certificate of Incorporation described above and the restatement of the Restated Certificate of Incorporation of the Corporation set forth above were authorized by the affirmative vote of a majority of the Board of Directors of the Corporation at a meeting held on June 23, 1999.

     IN WITNESS WHEREOF, I have executed this certificate, and affirm that the statements made herein are true under penalties of perjury, on this 30th day of June, 1999.


                                                    /s/ Robert C. Swan
                                                    ----------------------------
                                                    Robert C. Swan
                                                    Vice President and Secretary